[LOGO]  FIDELITY
        BANCORP, INC.

April 21, 2004                              Mr. Richard G. Spencer
                                            President & Chief Operating Officer
                                            (412) 367-3300
                                            E-mail: rspencer@fidelitybank-pa.com



                        FIDELITY BANCORP, INC. ANNOUNCES
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                             10% STOCK DIVIDEND AND
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                             QUARTERLY CASH DIVIDEND
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PITTSBURGH, PA - April 21, 2004 -- The Board of Directors of Fidelity Bancorp, Inc. (NASDAQ: FSBI) yesterday declared a stock dividend of 10%, payable on May 26, 2004 on all outstanding shares of the Company's common stock to shareholders of record on May 14, 2004. This dividend is the ninth stock dividend paid to shareholders since the Company was formed in 1988. As a result of the stock dividend, the Company's outstanding shares will increase 10% to approximately 2,675,000 shares from the current number of approximately 2,432,000 shares.

In addition to the stock dividend, a quarterly cash dividend of $.12 per share on the Company's common stock was also declared. The dividend is payable May 28, 2004 to stockholders of record May 14, 2004 on all outstanding shares, including the new shares represented by the 10% stock dividend. This represents the 63rd uninterrupted quarterly cash dividend paid to shareholders.

Commenting on the dividend declarations, President and Chief Executive Officer Richard G. Spencer stated, "The payment of this 10% stock dividend along with maintaining the $.12 per share cash dividend represents the Board of Directors' continued confidence in the current performance and future prospects of the Company. We are pleased to be able to provide this return to our loyal shareholders".

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.
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Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through eleven offices in Allegheny and Butler counties.